Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Sanchez Energy Corporation

Houston, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 1, 2011, relating to (i) the financial statements of the oil and natural gas properties to be transferred to Sanchez Energy Corporation and (ii) the balance sheet of Sanchez Energy Corporation as of August 22, 2011 (date of inception), which are both contained in Sanchez Energy Corporation’s Registration Statement on Form S-1 (File No. 333-176613) declared effective on December 13, 2011.

/s/ BDO USA, LLP

BDO USA, LLP

Houston, Texas

January 5, 2012